EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), entered into on the 20th day of October, 2023 (the “Effective Date”), by and between First Financial Bank, N.A. (the “Bank”), a national banking association organized under the laws of the United States of America, First Financial Corporation (the “Corporation”), a corporation formed under the laws of the State of Indiana and a financial holding company (jointly referred to herein as the “Company”) and Norman L. Lowery (the “Employee”), a resident of the State of Indiana.

WHEREAS, the Company and Employee are parties to an Employment Agreement dated July 26, 2022;

WHEREAS, the Employee currently serves each of the Bank and Corporation as its President and Chief Executive Officer and as a member and Chairman of the board of directors;

WHEREAS, as part of the Company’s succession planning for its senior executive officers, Employee and the Company have discussed from time to time Employee’s plans regarding his continuing service to the Company and to ensuring a successful transition to a successor President and Chief Executive Officer;

WHEREAS, as a result of such process, the Company and Employee have determined it to be in the best interest of the Company and Employee for Employee to continue to serve as President and Chief Executive Officer from the Effective Date through December 31, 2023, the “CEO Period”) and to transition to the successor President and Chief Executive Officer effective as of January 1, 2024;

WHEREAS, the Company has also determined it to be in the best interest of the Company to secure Employee’s continuing service to the Company as Executive Chairman for the period commencing January 1, 2024 through December 31, 2024 (the “EC Period”), and as a member and Chairman of the Board thereafter, to ensure a successful transition;

WHEREAS, the Company desires to enter into this Agreement with the Employee in order to set forth the terms and conditions applicable to Employee’s employment to assure continuity of management and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties; and

WHEREAS, the parties desire, by this writing, to set forth the continuing employment relationship between the Company and the Employee.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Employee and the Company agree as follows:

1.Employment; Board Service.
(a)Employment.  During the CEO Period, the Employee is employed as the President and Chief Executive Officer of the Bank and as the President and Chief Executive Officer of the Corporation.  During such period, Employee shall render such administrative and management services for the Company as are currently rendered and as are currently performed by persons situated in a similar executive capacity.  During the EC Period, Employee shall be employed as the Executive Chairman of the Bank and as the Executive Chairman the Corporation. During such period, Employee shall act as an advisor to the President and Chief Executive Officer and render such other services for the Company are customarily performed by persons in a similar executive capacity.  Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Company.  The Employee’s other duties shall be such as Employee and the President and Chief Executive Officer mutually agree and the boards of directors of the Bank or the Corporation may, from time to time, reasonably direct, including normal duties as an officer of the Bank and the Corporation holding such positions.
(b)In furtherance of the purposes of this Agreement and the desire of the Company to secure a successful transition, Employee shall be nominated and elected to serve as a director of the Bank or of any successor of the Bank and shall be nominated to serve as a director of the Corporation or any successor to the Corporation, and elected as Chairman of each such board, in each case for a term or successive terms through the Corporation’s 2027 annual meeting of shareholders.  Following completion of the EC Period, Employee shall entitled to receive standard director compensation with respect to service on the board of directors of the Bank and on the board of directors of the Corporation, as well as a separate retainer for service as Chairman of each board in an amount determined by each such board of directors and aligned with market practice.
2.Base Compensation.  During the CEO Period, the Company agrees to continue to pay the Employee a base salary at the rate of $770,310.67 per annum, payable in cash not less frequently than monthly.  Effective upon commencement of the EC Period on January 1, 2024, the Employee’s base salary shall be reduced to a rate of $600,000.00 per annum, payable in cash not less frequently than monthly, in recognition of the reduced time commitment associated with such role.  The Company may consider and declare from time to time increases in the base salary it pays the Employee.  Prior to a Change in Control (as hereinafter defined), the Company may also declare decreases in the base salary it pays the Employee if the operating results of the Company are significantly less favorable than those for the fiscal year ending December 31, 2023, and the Company makes similar decreases in the base salary it pays to other senior management employees of the Company.  After a Change in Control, the Company shall consider and declare salary increases in base salary based upon the following standards:
(a)Inflation;
(b)Adjustments to the base salaries of other senior management personnel;
(c)Past performance of the Employee; and
(d)The contribution which the Employee makes to the business and profits of the Company during the term of this Agreement.
3.Short-Term and Long-Term Incentive Compensation.  During the Term of this Agreement, the Employee shall participate in (a) the short-term incentive (annual bonus) plan generally applicable to the Bank’s or Corporation’s senior management employees, with a target annual bonus in aggregate, of not less than 46.4% of base salary with respect to 2023 and not less than 33% of base salary during the EC Period and (b) the long-term incentive equity plan generally applicable to the Bank’s or Corporation’s senior management employees with a target annual grant value of not less than 60% of base salary with respect to calendar year 2023 and 60% of base salary during the EC Period.  For avoidance of doubt, the amount of Employee’s (a) target annual bonus for calendar year 2023 (payable in 2024) shall be equal to 46.4% of the base salary received during 2023; (b) target annual grant value for Employee’s long-term incentive equity award with respect to calendar year 2023 (awarded in 2024) shall be equal to 60% of the base salary received during 2023; (c) target annual bonus for calendar year 2024 (payable in 2025) shall be equal to 33.33% of the base salary received during 2024; and (d) target annual grant value for Employee’s long-term incentive equity award with respect to calendar year 2024 (awarded in 2025) shall be equal to 60% of the base salary received during 2024.  The Employee shall further participate in an equitable manner with all other senior management employees of the Company in any discretionary bonuses that the Company may award from time to time to senior management employees.  No other compensation provided for in this Agreement shall be deemed a substitute for the Employee’s right to participate in such discretionary bonuses.
4.Benefits.
(a)Participation in Retirement, Medical and Other Benefit Plans.
(i)During the Term of this Agreement, the Employee shall be eligible to participate in the following benefit plans; group hospitalization, disability, health, dental, sick leave, retirement, supplemental retirement, pension, 401(k), employee stock ownership plan, and all other present or future qualified and/or nonqualified plans provided by the Company generally, or to senior management employees of the Bank or the Corporation, which benefits, taken as a whole, must be at least as favorable as those in effect on the Effective Date, unless the continued operation of such plans or changes in the accounting, legal or tax treatment of such plans would adversely affect the Company’s operating results or financial condition in a material way, and the Company concludes that modifications to such plans are necessary to avoid such adverse effects and such modifications apply consistently to all employees participating in the affected plans.  In addition, the Employee shall be eligible to participate in any fringe benefits which are or may become available to the Company’s senior management employees, including, for example, any insurance programs (including, but not limited to, any group and executive life insurance programs), and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. All of the employee benefits referenced in this subsection 4(a)(i) are collectively referred to hereinafter as “Employee Benefits.”
(ii)During and at all times subsequent to the Term of this Agreement, the Company shall continue to pay all premiums on Northwestern Life Insurance Policy No. xxxxx376 (the “First Policy”) insuring the life of Employee and his spouse which are required to keep the First Policy in full force and effect until the premiums on the First Policy are fully paid and no additional premium is due or until the death benefit of the First Policy is paid and received by the beneficiary or beneficiaries of the First Policy (hereinafter “First Policy Premium Payments”).  In addition, during and subsequent to the

Term of this Agreement, the Company shall pay all premiums on Northwestern Life Insurance Policy No. xxxxx591 (the “Second Policy”) insuring the life of Employee and his spouse which are required to keep the Second Policy in full force and effect until the premiums on the Second Policy are fully paid and no additional premium is due or until the death benefit of the Second Policy is paid and received by the beneficiary or beneficiaries of the Second Policy (hereinafter “Second Policy Premium Payments”).  Alternatively, the Company shall pay or reimburse the First Policy Premium Payments and the Second Policy Premium Payments to the Employee, his spouse or the Trustee of an irrevocable life insurance trust established for such purpose.  For avoidance of doubt, the Company acknowledges that both the First Policy and the Second Policy are in place and will remain in place and outstanding following the Effective Date and, accordingly, the Company has been and will continue to be obligated to pay or reimburse the premiums with respect to such policies as required by this subsection 4(a)(ii).  The Company’s obligation to pay or reimburse the First Policy Premium Payments and Second Policy Premium Payments, during and after the Term of this Agreement, as described in this subsection 4(a)(ii), is referred to hereinafter as the “Life Insurance Premiums Benefit.”
(b)Health Benefits After Retirement or Separation from Service.  The Employee and his spouse are both currently eligible for Medicare coverage.  Upon his retirement or Separation from Service for any other reason, whether during or after the Term of this Agreement, the Company agrees to pay or reimburse the Employee or his spouse for full  Medicare and supplemental Medicare coverage (which may be Medicare Advantage, or a combination of Medicare and a Medicare or Medigap supplement, or such other available coverage as Employee or his spouse may elect), at no cost to the Employee or his spouse, at the best level of coverage available which shall include prescription drug coverage for both the Employee and his spouse, until the death of the Employee and his spouse.  The Company’s obligation to pay or reimburse the Employee and his spouse for insurance coverage as described in this Section 4(b) is hereinafter referred to as the “Health Coverage Benefit.”
(c)Expenses and Membership.  The Employee shall be reimbursed for all reasonable out-of-pocket business expenses which he shall incur in connection with his services under this Agreement, upon substantiation of such expenses in accordance with the policies of the Company.  In addition, the Employee shall be reimbursed for all reasonable out-of-pocket expenses incurred by him to satisfy his continuing legal education requirements for his license to practice law in the State of Indiana.  During the Term of this Agreement and thereafter for so long as he is serving as Chairman of the board of directors of the Bank or Corporation, the Employee shall be entitled to continue his memberships in the American, Indiana and Terre Haute Bar Associations, the American Association for Justice, the Indiana Trial Lawyers Association, and the Country Club of Terre Haute, and the Company shall continue to pay or reimburse him for the dues and assessments for such memberships.  The Company’s obligation to pay or reimburse Employee for expenses as described in this Section 4(c) is hereinafter referred to as the “Expense Reimbursement Benefits.”
(d)Motor Vehicle.  So long as the Employee is employed by the Company pursuant to this Agreement, the Employee shall be entitled to continue to use a Company-owned motor vehicle of commensurate quality and value as that used by him on the same terms and conditions in effect with respect to such use on the Effective Date of this Agreement.  The Company shall provide and pay the premiums for full insurance coverage on the motor vehicle.

Such insurance coverage shall be no less than the coverage provided on the Effective Date of this Agreement.  The Company shall also pay for the cost of operation, maintenance, and repair of the motor vehicle.  All benefits referenced in this subsection 4(d) are collectively referred to hereinafter as “Motor Vehicle Benefits.”
(e)Vacation, Sick Leave and Disability.  The Employee shall be entitled to thirty (30) days’ vacation annually and shall be entitled to the same sick leave and disability leave as other senior management employees.  The Employee shall not receive any additional compensation on account of his failure to take a vacation or sick leave, and the Employee shall not accumulate unused vacation or sick leave from one fiscal year to the next, except in either case to the extent authorized by the Company or permitted for other senior management employees.

In addition to the aforesaid paid vacations, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with the Company for such additional periods of time and for such valid and legitimate reasons as the Company may determine and to attend the continuing legal education seminars contemplated by subsection 4(c) hereof.  Further, the Company may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the board of directors of the Bank or the Corporation in its discretion may determine.

(f)Other Policies.  All other matters relating to the employment of the Employee not specifically addressed in this Agreement shall be subject to the general policies regarding senior management employees of the Company as in effect from time to time.
5.Term of Employment.  The Company hereby employs the Employee, and the Employee hereby accepts such employment under the terms of this Agreement, for the period commencing on the Effective Date and ending December 31, 2024 (or such earlier date as is determined in accordance with Section 8).  The Employee’s term of employment may be extended for additional one (1) year periods beyond the Agreement’s expiration date if the Compensation Committee of the board of directors of the Corporation so determines in a duly adopted resolution.  The initial term of this Agreement and all extensions thereof are hereinafter referred to individually and collectively as the “Term.”
6.Covenants.
(a)Loyalty.
(i)During the period of his employment hereunder and except for illnesses, reasonable vacation periods, and reasonable leaves of absence, the Employee shall devote all of his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, from time to time, the Employee may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, and may perform legal services either directly or as a result of an of counsel or analogous position with a law firm for clients which will not present any conflict of interest with the Bank or the Corporation or any of their subsidiaries or affiliates, unfavorably affect the performance of Employee’s duties pursuant to this Agreement, or will not violate any applicable statute or regulation.  “Full business time” is hereby defined as that amount of time usually devoted to like companies by similarly situated senior management employees.  During the term of his employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Company, or be gainfully employed in any other position or job other than as provided above.
(ii)Nothing contained in this subsection shall be deemed to prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Company, or, solely as a passive or minority investor, in any business.
(b)Nonsolicitation.  The Employee hereby understands and acknowledges that, by virtue of his position with the Company, he will have advantageous familiarity and personal contacts with the Company’s customers, wherever located, and the business, operations and affairs of the Company.  Accordingly, while the Employee is employed by the Company and for a period of one (1) year following the Employee’s Separation from Service, as hereinafter defined, for any reason (whether with or without cause or whether by the Company or the Employee), the Employee shall not, directly or indirectly, or individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any individual or entity that is a customer of the Company as of the date of Employee’s Separation from Service or that was a customer of the Company during the one (1) year period immediately preceding such Separation from Service for the purpose of providing services in competition with the Business of the Company, as hereinafter defined, (ii) request or advise any customers or suppliers of the Company to terminate, reduce, limit, or change their business or relationship with the Company, or (iii) induce, request or attempt to influence any employee of the Company to terminate his employment with the Company.

For the purposes of this Agreement, “Separation of Service” shall mean the Employee dies, retires or otherwise experiences a “Termination of Employment” with the Company (as defined below).  Provided, however, a Separation from Service does not occur if the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Employee retains a right to reemployment with the Company under an applicable statute or by contract.  For purposes of this Agreement, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for the Bank or Corporation.  If the period of leave exceeds six (6) months and the Employee does not retain the right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6) month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period.  The Employee shall incur a “Termination of Employment” for purposes of this Agreement when a termination of employment has occurred under Treasury Regulation 1.409A-1(h)(1)(ii).

For the purposes of this Agreement, the term “Business of the Company” shall mean the banking, loans, and investment and planning services provided by the Company.

For purposes of this Agreement, the term “solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, which encourages or requests any person or entity, in any manner, to terminate, reduce, limit or otherwise adversely change their business relationship with the Company.

(c)Noncompetition.  During the period of his employment hereunder, and for a period of one (1) year following Employee’s Separation from Service, the Employee shall not, directly or indirectly:
(i)As owner, officer, director, stockholder, investor, proprietor, organizer or otherwise, engage in a trade or business competitive with the Business of the Company; or
(ii)Offer or provide employment (whether such employment is with the Employee or any other business or enterprise), either on a full-time, part-time, or consulting basis, to any person who then currently is, or who within one (1) year prior to such offer or provision of employment has been, a senior management employee of the Bank or Corporation.  This subsection 6(c)(ii) shall only apply in the event the Employee has a voluntary Separation from Service.

The restrictions contained in this subsection 6(c) shall be limited to the following geographic areas (hereinafter referred to as “Restricted Geographical Area”):

(1)Terre Haute, Indiana; and
(2)The thirty (30) mile radius of Terre Haute, Indiana.

Nothing contained in this Section 6 shall prevent or restrict the Employee from engaging in the practice of law, including within the Restricted Geographical Area.  In addition, nothing contained in this subsection shall prevent or limit the Employee’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank or the Corporation, or, solely as a passive or minority investor, in any business.

If the Employee does not comply with the provisions of this Section, the one-year period of non-competition provided herein shall be tolled and deemed not to run during any period(s) of noncompliance, the intention of the parties being to provide one full year of non-competition by the Employee after the termination or expiration of this Agreement.

(d)Nondisclosure.  The term “Confidential Information” as used herein shall mean any and all customer lists, computer hardware, software and related material, trade secrets (as defined in I.C. 24-2-3-2), know-how, skills, knowledge, ideas, knowledge of customer’s commercial requirements, pricing methods, sales and marketing techniques, dealer relationships and agreements, financial information, intellectual property, codes, research, development, research and development programs, processes, documentation, or devices used in or pertaining to the Business of the Company (x) which relate in any way to the Company’s products or processes; or (y) which are discovered, conceived, developed or reduced to practice by the Employee, either alone or with others either during the Term, at the Company’s expense or on the Company’s premises.
(i)During the course of his services hereunder the Employee may become knowledgeable about, or become in possession of, Confidential Information.  If such Confidential Information were to be divulged or become known to any competitor of the Company or to any other person outside the employ of the Company, or if the Employee were to consent to be employed by any competitor of the Company or to engage in competition with the Company, the Company would be irreparably harmed.  In addition, the Employee has or may develop relationships with the Company’s customers which could be used to solicit the business of such customers away from the Company.  The Company and the Employee have entered into this Agreement to guard against such potential harm.
(ii)The Employee shall not, directly or indirectly, use any Confidential Information for any purpose other than the benefit of the Company or communicate, deliver, exhibit, or provide any Confidential Information to any person, firm, partnership, corporation, organization, or entity, except as required in the normal course of the Employee’s service as a consultant or as an employee of the Company.  The covenant contained in this subsection shall be binding upon the Employee during the Term and following the termination of employment until either (1) such Confidential Information becomes obsolete; or (2) such Confidential Information becomes generally known in the Company’s trade or industry by means other than a breach of this covenant.
(iii)The Employee agrees that all Confidential Information and all records, documents, and materials relating to such Confidential Information shall be, and remain, the sole and exclusive property of the Company.

Nothing in this Section 6, or any other provision of the Agreement, is intended or shall be construed to prohibit Employee from reporting conduct to, providing information to, or participating in any investigation or proceeding brought or conducted by, any federal, state or local governmental agency, or self-regulatory organization.

(e)Remedies.  The Employee agrees that the Company will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any breach by the Employee of any provision of this Section 6.  Accordingly, in the event the Company seeks, under law or in equity, a temporary restraining order, permanent injunction, or a decree of specific performance of the provisions of this Section 6, no bond or other security shall be required.  The Company shall be entitled to recover from the Employee, reasonable attorneys’ fees and expenses incurred in any action wherein the Company successfully enforces any of the provisions of this Section 6 against the breach or threatened breach of those provisions by the Employee.  The remedies described in this Section 6 are not exclusive and are in addition to all other remedies the Company may have at law, in equity, or otherwise.  No claim or defense the Employee may have against the Company, including a prior breach of this Agreement, shall operate to limit the Company’s ability to enforce the covenants of this Section 6.

(i)The Employee and the Company acknowledge and agree that in the event of the Employee’s termination of employment for any reason whatsoever, the Employee can obtain other engagements or employment of a kind and nature similar to that contemplated herein outside the Restricted Geographical Area and that the issuance of an injunction to enforce the provisions of this Section 6 will not prevent him from earning a livelihood.
(ii)The covenants on the part of the Employee contained in this Section 6 are essential terms and conditions to the Company entering into this Agreement, and shall be construed as independent of any other provision in this Agreement.
(f)Surrender of Records.  At such time as Employee is no longer serving the Company because his service an employee and as member of the board of directors have both terminated, he shall immediately surrender to the Company any and all computer hardware, software and related materials, records, notes, documents, forms, manuals, photographs, instructions, lists, drawings, blueprints, programs, diagrams or other written or printed material (including any and all copies made at any time whatsoever) in his possession or control which pertain to the Business of the Company including any Confidential Information in the Employee’s personal notes, address books, calendars, rolodexes, personal data assistants, etc.
7.Standards; Working Facilities and Support.  The Employee shall perform his duties under this Agreement in accordance with such reasonable standards as the board of directors of the Bank or the board of directors of the Corporation may establish from time to time.  The Company will provide the Employee with the working facilities and secretarial and other administrative support commensurate with his position or positions and necessary or advisable for him to perform his duties during the Term and thereafter for so long as he is serving as a member and Chairman of the board of directors of the Bank or the Corporation. Such working facilities and secretarial and other administrative support will be provided on substantially the same basis as in effect on the Effective Date.
8.Separation from Service and Termination Pay.  Subject to Section 10 hereof, the Employee may experience a Separation from Service under the following circumstances:
(a)Death.  The Employee shall experience a Separation from Service upon his death during the Term of this Agreement, in which event the Employee’s estate or designated beneficiaries shall be entitled to receive the base salary, bonuses, vested rights, and Employee Benefits, Expense Reimbursement Benefits and Motor Vehicle Benefits due the Employee through the last day of the calendar month in which his death occurred.  Any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of the Employee’s participation in such plans through such date shall be paid when and as due under such plans.  Following the Employee’s death, Employee’s spouse shall be entitled to receive the Life Insurance Premium Benefit and Health Coverage Benefit.
(b)Disability.
(i)The Company may terminate the Employee’s employment, resulting in a Separation from Service, as a result of the Employee’s Disability, in a manner consistent with the Company’s and the Employee’s rights and obligations under the Americans with Disabilities Act of 1990, as amended, or other applicable state and federal laws concerning disability.  For the purpose of this Agreement, “Disability” means the Employee is:
(1)Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or
(2)By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
(ii)During any period that the Employee shall receive disability benefits and to the extent that the Employee shall be physically and mentally able to do so, he shall furnish such information, assistance, and documents so as to assist in the continued ongoing business of the Company.
(iii)In the event of the Employee’s Separation from Service due to Disability, the Employee shall be entitled to receive (1) the base salary, bonuses, vested rights, and Employee Benefits due the Employee through the date of his Separation from Service, (2) any benefits payable under insurance, health, retirement, bonus, incentive, performance or other plans as a result of the Employee’s participation in such plans, which shall be paid when and as due under those plans, (3) Expense Reimbursement Benefits and Motor Vehicle Benefits through the date of his Separation from Service, (4) continuation of the Life Insurance Premium Benefit, and (5) the Health Coverage Benefit.  The payments and benefits described in this subsection 8(b)(iii) are hereinafter referred to as the “Accrued Benefits.”
(c)Just Cause.  The Company may, by written notice to the Employee, immediately terminate his employment at any time, resulting in a Separation from Service, for Just Cause.  The Employee shall have no right to receive any base salary, bonuses, Employee Benefits, Expense Reimbursement Benefits or Motor Vehicle Benefits, except as provided by law, whatsoever, for any period after his Separation from Service for Just Cause.  However, the vested rights of the Employee as of his Separation from Service, including the Accrued Benefits (which, for avoidance of doubt, include the continuation of the Life Insurance Premium Benefit and the Health Coverage Benefit) shall not be affected.  Separation from Service for “Just Cause” shall mean Separation from Service because of:
(i)An intentional act of fraud, embezzlement, theft, personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit by the Employee in the course of his employment or director service.  No act or failure to act shall be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence.  An act or failure to act shall be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company;
(ii)Intentional wrongful damage by the Employee to the business or property of the Company, causing material harm to the Company;
(iii)Breach by the Employee of any confidentiality or non-disclosure agreement in effect from time to time with the Company;
(iv)Gross negligence or insubordination by the Employee in the performance of his duties; or
(v)Removal or permanent prohibition of the Employee from participating in the conduct of Bank’s affairs by an order issued under Section 8(e)(iv) or 8(g)(i) of the Federal Deposit Insurance Act, 12 USC 1818(e)(4) and (g)(1).

Notwithstanding the foregoing, in the event of Separation from Service for Just Cause there shall be delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested directors of the Bank and the Corporation at meetings of the boards called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the boards), such meetings and the opportunity to be heard to be held prior to, or as soon as reasonably practicable following Separation from Service, but in no event later than sixty (60) days following such Separation from Service, finding that in the good faith opinion of the boards the Employee was guilty of conduct constituting Just Cause and specifying the particulars thereof in detail.  If, following such meetings, the Employee is reinstated, he shall be entitled to receive the base salary, bonuses, vested rights, all Employee Benefits, Life Insurance Benefits, Expense Reimbursement Benefits and Motor Vehicle Benefits for the period following Separation from Service and continuing through reinstatement as though he never experienced a Separation from Service.

(d)Without Just Cause.  The Company may, by written notice to the Employee, immediately terminate his employment at any time, resulting in a Separation from Service (the date of such Separation from Service referred to hereafter as the “Separation Date”), for a reason other than Just Cause, in which event the Employee shall be entitled to receive the Accrued Benefits.  Employee shall also be entitled to receive the following compensation and benefits (unless such Separation from Service occurs within the time period set forth in subsection 10(a) hereof, in which event the benefits and compensation provided for in Section 10 shall apply):
(i)The base salary under Section 2 hereof, from the Separation Date through the expiration date of the Term as determined pursuant to Section 5 hereof (including a renewal or extension thereof then in effect) (such period the “Severance Period”);
(ii)An amount equal to (1) 1/12th of the Employee’s target annual bonus under Section 3 hereof for the year in which the Separation Date occurs, multiplied by (2) the number of months (including any partial month as a full month) in the Severance Period;

(iii)An amount equal to (1) 1/12th of the aggregate amount of Expense Reimbursement Benefits paid or reimbursed to Employee by the Company for the professional and club dues and cost of continuing legal requirements (as described in Section 4(c)) and the Motor Vehicle Benefits during the twelve (12) month period ending on the last day of the month immediately preceding the Separation Date (such aggregate amount the “Annual Benefit Amount”), multiplied by (2) the number of months (including any partial month as a full month) in the Severance Period; and
(iv)An amount necessary to provide any cash payments described in clause (iii) above net of all income and payroll taxes that would not have been payable by Employee if the Employee had received the Expense Reimbursement Benefits and Motor Vehicle Benefits described in clause (iii) above instead of the cash payment (such amount, the “Top Up Payment”).

Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under subsection 8(d) shall be reduced to the extent that on the date of the Employee’s Separation from Service, the present value of the benefits payable under subsection 8(d) exceeds any limitation on severance benefits that is imposed by the Office of the Comptroller of the Currency (the “OCC”) on such benefits.

All amounts payable to the Employee under subsections 8(d)(i) through 8(d)(iv) shall be paid in one lump sum within ten (10) days of such Separation from Service.

(e)Voluntary for Good Reason.  The Employee may voluntarily Separate from Service under this Agreement for Good Reason.  In order for Employee to Separate from Service for Good Reason, the Employee shall first deliver to the Company a written notice which will (x) indicate the specific provisions of this Agreement relied upon for such Separation from Service, (y) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Separation from Service, and (z) describe the steps, actions, events or other items that must be taken, completed, or followed by the Company to correct or cure the basis for such Separation from Service.  The Company will then have thirty (30) days following receipt of such notice to fully correct and cure the basis for the Separation from Service.  If the Company does not fully correct and cure the basis for the Employee’s Separation from Service within such thirty (30) day period, then the Employee will have the right to Separate from Service with the Company for Good Reason immediately upon delivering to the Company a written Notice of Termination and without any further cure period (the date of such Separation from Service, the “Separation Date”).  Notwithstanding the foregoing, the Company will be entitled to so correct and cure only a maximum of two times during any calendar year.  Upon such Separation from Service, Employee shall thereupon be entitled to receive the Accrued Benefits and the same amount payable under subsections 8(d)(i), (ii), (iii), and (iv) hereof as if such Separation from Service was by the Company without Just Cause.

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing (unless such voluntary Separation from Service occurs within the time period set forth in subsection 10(b) hereof, in which event the benefits and compensation provided for in Section 10 shall apply):

(i)The requirement that the Employee perform his executive functions more than fifty (50) miles from his Terre Haute, Indiana office;
(ii)A reduction of ten percent or more in the Employee’s base salary from the base salary set forth in Section 2 hereof, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other senior management employees of the Company;
(iii)The removal of the Employee from participation in any incentive compensation or performance-based compensation plans or bonus plans unless the Company terminates participation in the plan or plans with respect to all other senior management employees of the Company;
(iv)A material failure by the Company to continue to provide the Employee with the base salary, bonuses or the benefits provided for under subsections 4(a), (c), (d) and (e) of this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under those Sections or under any benefit plan or program in which the Employee now or hereafter becomes eligible to participate, or the taking of any action by the Company which would directly or indirectly reduce in a material manner any such benefits or deprive the Employee to a material degree of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all other senior management employees of the Company:
(v)The assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced in Section 1;
(vi)A failure to elect or re-elect the Employee to the Bank’s board of directors or as the Chairman thereof or a failure on the part of the Corporation to honor its obligation to nominate Employee to serve on the Corporation’s board of directors or failure to elect and maintain Employee as the Chairman thereof; or
(vii)A material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company.

Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under this subsection shall be reduced to the extent that on the date of the Employee’s Separation from Service, the present value of the benefits payable under subsections 8(d)(i), (ii), (iii), and (iv) exceed any limitation on severance benefits that is imposed by the OCC on such benefits.

(f)Voluntary Separation from Service; Expiration of the Term.
(i)Subject to subsection Section 10, the Employee may voluntarily Separate from Service with the Company during the Term of this Agreement, upon at least sixty (60) days’ prior written notice to the Company, in which case, effective as of the Separation from Service, the Employee shall receive the Accrued Benefits (unless such

Separation from Service occurs pursuant to subsection 10(b) hereof, in which event the benefits, bonuses and base salary provided for in subsection 10(a) shall apply).
(ii)Employee shall retire from his employment as of the last day of the Term, in which case, effective as of the Separation from Service, the Employee shall receive the Accrued Benefits.
(g)Termination or Suspension Under Federal Law.
(i)If the Employee is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Sections 8(e)(iv) or 8(g)(i) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement shall terminate, as of the effective date of the order, but vested rights of the Employee, including Accrued Benefits, shall not be affected.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default; but the vested rights of the Employee shall not be affected.
(ii)All obligations under this Agreement shall terminate, except to the extent it is determined that the continuation of this Agreement is necessary for the continued operation of the Bank; (A) by the OCC or its designee, at the time that the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (B) by the OCC, or its designee, at the time that the OCC or its designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition.  Such action shall not affect any vested rights of the Employee, including Accrued Benefits.
(iii)If a notice served under Section 8(e)(3) or (g)(1) of the FDIA suspends and/or temporarily prohibits the Employee from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings.  However, the vested rights of the Employee, including Accrued Benefits, as of the date of suspension will not be affected.  If the charges in the notice are dismissed, the Bank may in its discretion (1) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (2) reinstate (in whole or in part) any of its obligations which were suspended.

9.No Mitigation.  The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.
10.Change in Control.
(a)Change in Control; Involuntary Separation from Service.
(i)Notwithstanding any provision herein to the contrary, if the Employee’s employment under this Agreement is terminated by the Company, resulting in a Separation from Service, without the Employee’s prior written consent and for a reason other than Just Cause in connection with or within twelve (12) months after a Change in Control, as defined in subsection 10(a)(ii), then, Employee shall be entitled to receive the Accrued Benefits and the Employee shall also be entitled to receive the greater of:
(1)The total amount payable under subsection 8(d); or
(2)The product of 2.99 times the sum of:  (A) his base salary in effect under Section 2 as of the date of the Change in Control; (B) an amount equal to his target annual bonus as in effect for the year in which the Change in Control occurs; and (C) the sum of (I) Annual Benefit Amount described in Section 8(d)(iii), plus (II) a Top-Up Payment with respect to such Annual Benefit Amount.

The amount payable to the Employee under subsections 10(a)(i)(1) or (2) above shall be paid in one lump sum within ten (10) days of such Separation from Service.

(ii)“Change in Control” shall be deemed to have occurred if one of the following events takes place:
(1)Change in Ownership.  A change in the ownership of the Bank or the Corporation occurs on the date that any person, or group of persons, as defined below, acquires ownership of stock of the Bank or the Corporation that, together with stock held by the person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Bank or the Corporation.  However, if any person or group is considered to own more than fifty (50) percent of the total fair market value or total voting power of the stock, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Bank or the Corporation (or to cause a change in the effective control of the Bank or the Corporation as defined in subsection 10(a)(ii)(2)).  An increase in the percentage of stock owned by any person or group, as a result of a transaction in which the Bank or the Corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This subsection only applies when there is a transfer of stock of the Bank or the Corporation (or issuance of stock of a corporation) and stock in the Bank or the Corporation remains outstanding after the transaction.

For purposes of subsections 10(a)(ii)(1) and (2), persons will not be considered to be acting as a group solely because they purchase or own stock of the Bank or the Corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with the Bank or the Corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(2)Change in the Effective Control.  A change in the effective control of the Bank or the Corporation will occur when:  (A) any person or group (as provided for in subsection 10(a)(ii)(1)) acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person(s), ownership of stock of the Bank or the Corporation possessing thirty (30) percent or more of the total voting power; or (B) a majority of members of the board of the Bank or the Corporation is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Corporation’s board prior to the date of the appointment or election.  However, if any person or group is considered to effectively control the Bank or Corporation, the acquisition of additional control of the Bank or Corporation by the same person(s) is not considered to cause a change in the effective control.
(3)Change in the Ownership of a Substantial Portion of the Bank’s or Corporation’s Assets.  A change in the ownership of a substantial portion of the Bank’s or Corporation’s assets occurs on the date that any person or group acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person(s), assets from the Bank or Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the Bank or Corporation immediately prior to such acquisition(s).  Gross fair market value means the value of the assets of the Bank or Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

However, there is no Change in Control under this subsection when there is a transfer to an entity that is controlled by the shareholders of the Bank or Corporation immediately after the transfer.  A transfer of assets by the Bank or Corporation is not treated as a change in the ownership of such assets if the assets are transferred to:  (A) a shareholder of the Bank or Corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty (50) percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank or Corporation; (C) a person, or group of persons, that owns, directly or indirectly, fifty (50) percent or more of the total value or voting power of all the outstanding stock of the Bank or Corporation, or (D) an entity, at least fifty (50) percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (C).  For purposes of this subsection, except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.  For example, a transfer to a company in which the Bank or Corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Bank or Corporation after the transaction, is not treated as a change in the ownership of the assets of the transferor Bank or Corporation.

For purposes of this subsection 10(a)(ii)(3), persons will not be considered to be acting as a group solely because they purchase assets of the Bank or Corporation at the same time.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Bank or Corporation.  If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Notwithstanding the foregoing, the acquisition of Bank or Corporation stock by any retirement plan sponsored by the Bank or an affiliate of the Bank will not constitute a Change in Control.  Additionally, notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under subsection 10(a)(i) shall be reduced to the extent that on the date of the Employee’s Separation from Service, the amount payable under subsection 10(a)(i) exceeds any limitation on severance benefits that is imposed by the OCC.

(b)Change in Control; Voluntary for Good Reason.  Notwithstanding any other provision of this Agreement to the contrary, the Employee may Separate from Service under this Agreement for Good Reason within twelve (12) months following a Change in Control of the Bank or Corporation, as defined in subsection 10(a)(ii).  In order for Employee to Separate from Service for Good Reason within twelve (12) months following a Change in Control of the Bank or Corporation, the Employee will first deliver to the Company a written notice which will (x) indicate the specific provisions of this Agreement relied upon for such Separation from Service, (y) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Separation from Service, and (z) describe the steps, actions, events or other items that must be taken, completed, or followed by the Company to correct or cure the basis for such Separation from Service.  The Company will then have thirty (30) days following the effective date of such notice to fully correct and cure the basis for the Separation from Service.  If the Company does not fully correct and cure the basis for the Employee’s Separation from Service within such thirty (30) day period, then the Employee will have the right to Separate from Service with the Company for Good Reason immediately upon delivering to the Company a written Notice of Termination and without any further cure period.  Notwithstanding the foregoing, the Company will be entitled to so correct and cure only a maximum of two times during any calendar year.

The Employee shall thereupon be entitled to receive the Accrued Benefits and the lump sum payment described in subsection 10(a)(i) of this Agreement within ten (10) days of such Separation from Service.

For purposes of this subsection 10(b), “Good Reason” means, the occurrence of any of the following events, which has not been consented to in advance by the Employee in writing:

(i)The requirement that the Employee perform his principal executive functions more than fifty (50) miles from his Terre Haute, Indiana office;
(ii)A reduction of ten (10) percent or more in the Employee’s base salary as in effect on the date of the Change in Control or as the same may be changed by mutual agreement from time to time, unless part of an institution-wide reduction and similar to the reduction in the base salary of all other senior management employees of the Company;
(iii)The removal of the Employee from participation in any incentive or performance-based compensation plans or bonus plans unless the Company terminates participation in the plan or plans with respect to all other senior management employees of the Company;
(iv)A material failure by the Company to continue to provide the Employee with the base salary, bonuses or the benefits provided for under subsections 4(a), (c), (d) and (e) of this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided to him under those subsections or under any benefit plan or program in which the Employee now or hereafter becomes eligible to participate, or the taking of any action by the Company which would directly or indirectly reduce in a material manner any such benefits or deprive the Employee to a material degree of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all other senior management employees of the Company;
(v)The assignment to the Employee of duties and responsibilities materially different from those normally associated with his position as referenced in Section 1;
(vi)A failure to elect or re-elect the Employee to the Bank’s board of directors or as Chairman thereof or a failure on the part of the Corporation or its successor to honor its obligation to nominate Employee to the board of directors of the Corporation or its successor or failure to elect and maintain Employee as Chairman thereof; or
(vii)A material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company.

Notwithstanding the foregoing, but only to the extent required under federal banking law, the amount payable under subsection 10(b) shall be reduced to the extent that on the date of the Employee’s Separation from Service, the amount payable under subsection 10(b) exceeds any limitation on severance benefits that is imposed by the OCC.

(c)Compliance with 12 U.S.C. Section 1828(k).  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.
(d)Trust.
(i)Within five business days before or after a Change in Control which was not approved in advance by a resolution of a majority of the directors of the Corporation, the Company shall, at the Company’s expense, (1) deposit, or cause to be deposited, in a grantor trust (the “Trust”), designed to conform with Revenue Procedure 92-64 (or any successor) and having a trustee independent of the Bank, an amount equal to the amounts which would be payable in a lump sum under subsection 10(a)(i) hereof if those payment provisions become applicable, and (2) provide the trustee of the Trust with a written direction to hold said amount and any investment return thereon in a segregated account for the benefit of the Employee, and to follow the procedures set forth in the next paragraph as to the payment of such amounts from the Trust.
(ii)During the twelve (12) consecutive month period following the date on which the Company makes the deposit referred to in the preceding paragraph, the Employee may provide the trustee of the Trust with a written notice requesting that the trustee pay to the Employee, in a single sum, the amount designated in the notice as being payable pursuant to subsection 10(a)(i).  Within three (3) business days after receiving said notice, the trustee of the Trust shall send a copy of the notice to the Company via overnight and registered mail, return receipt requested.  On the tenth (10th) business day after mailing said notice to the Company, the trustee of the Trust shall pay the Employee the amount designated therein in immediately available funds, unless prior thereto the Company provides the trustee with a written notice directing the trustee to withhold such payment.  In the latter event, the trustee shall submit the dispute, within ten (10) days of receipt of the notice from the Company, to non-appealable binding arbitration for a determination of the amount payable to the Employee pursuant to subsection 10(a)(i), and the party responsible for the payment of the costs of such arbitration (which may include any reasonable legal fees and expenses incurred by the Employee) shall be determined by the arbitrator.  The Company and the Employee shall choose the arbitrator to settle the dispute, and such arbitrator shall be bound by the rules of the American Arbitration Association in making his or her determination.  If the Employee and the Company cannot agree on an arbitrator, then the arbitrator shall be selected under the rules of the American Arbitration Association.  The Employee, the Company and the trustee shall be bound by the results of the arbitration and, within three (3) days of the determination by the arbitrator, the trustee shall pay from the Trust the amounts required to be paid to the Employee and/or the Company, and in no event shall the trustee be liable to either party for making the payments as determined by the arbitrator.

(iii)Upon the earlier of (1) payment of the entire amount owed to Employee from the Trust to the Employee, or (2) the date twelve (12) months after the date on which the Company makes the deposit referred to in subsection 10(d)(i)(1), the trustee of the Trust shall pay to the Company the entire balance remaining in the segregated account maintained for the benefit of the Employee, if any.  The Employee shall thereafter have no further interest in the Trust pursuant to this Agreement.  However, the termination of the Trust shall not operate as a forfeiture or relinquishment of any of the Employee’s rights under the terms of this Agreement.  Furthermore, in the event of a dispute under subsection 10(d)(ii), the trustee of the Trust shall continue to hold, in trust, the deposit referred to in subsection 10(d)(i)(1) until a final decision is rendered by the arbitrator pursuant to subsection 10(d)(ii).
(e)In the event that any dispute arises between the Employee and the Company as to the terms or interpretation of this Agreement or the obligations thereunder, including this Section, whether instituted by formal legal proceedings or submitted to arbitration pursuant to subsection 10(d)(ii), including any action that the Employee takes to enforce the terms of this Section or to defend against any action taken by the Company, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, provided that the Employee shall obtain a final judgment by a court of competent jurisdiction in favor of the Employee or, in the event of arbitration pursuant to subsection 10(d)(ii), a determination is made by the arbitrator that the expenses should be paid by the Company.  Such reimbursement shall be paid within ten (10) days of Employee’s furnishing to the Company written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Employee.

Should the Employee fail to obtain a final judgment in favor of the Employee and a final judgment or arbitration decision is entered in favor of the Company and if decided by arbitration, the arbitrator, pursuant to subsection 10(d)(ii), determines the Employee to be responsible for the Company’s expenses, then the Company shall be reimbursed for all costs and expenses, including reasonable attorneys’ fees arising from such dispute, proceedings or actions.  Such reimbursement shall be paid within ten (10) days of the Company furnishing to the Employee written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Company.

11.Long-Term Incentive Plan Awards.  Any awards to the Employee under the Corporation’s Amended and Restated 2011 Omnibus Equity Incentive Plan (such plan, as may be amended from time to time, and any successor or replacement plan, the “LTIP Plan”) that are outstanding at the time of a Separation from Service will be governed by the terms of the LTIP Plan and the applicable award agreement.
12.Federal Income Tax Withholding.  The Bank may withhold all federal and state income or other taxes from any benefit payable under this Agreement as shall be required pursuant to any law or governmental regulation or ruling.
13.Section 409A.  This Agreement is intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, or an exemption thereunder and will be construed and administered consistent with this intent.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary Separation from Service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment will only be made upon a “Separation from Service” as defined herein and accordance with Section 409A.  To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).  Notwithstanding anything in this Agreement to the contrary, if any payment or benefit provided to the Employee in connection with a termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a “specified employee” under Section 409A, then such payment or benefit will not be paid until the first payroll date to occur following the six (6) month anniversary of the Employee’s termination of employment or, if earlier, upon his or her death (the “Specified Employee Payment Date”), except to the extent otherwise permitted due application of an exclusion or exemption from such requirement.  The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to the Employee, without interest, in a lump sum on the Specified Employee Payment Date and, thereafter, any remaining payments will be paid without delay in accordance with their original schedule.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.
14.Section 280G.  Notwithstanding anything contained in this Agreement to the contrary to the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and the Employee (collectively, the “Payments”) would (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section 14 would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payments shall be either:  (i) delivered in full, or (ii) reduced (but not below zero) to the maximum amount that could be paid to the Employee without giving rise to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax (and any equivalent state or local excise taxes), results in the receipt by the Employee, on an after-tax basis, of the greatest amount of the Payments, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.  Unless the Company and the Employee otherwise agree, any determination required under this Section 14 will be made in writing by independent public accountants (the “Accountants”) chosen by the Company, whose determination will be conclusive and binding (absent manifest error) upon the Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 14, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of

Sections 280G and 4999 of the Code.  The Company and Employee agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 14.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 14.  Any reduction in Payments required by this provision shall occur in the following order (and in a manner compliant with Section 409A of the Code):  (1) reduction of cash payments, beginning with payments scheduled to occur soonest; (2) reduction of vesting acceleration of equity awards (in reverse order of the date of the grant); and (3) reduction of other benefits paid or provided to Employee.
15.Successors and Assigns.
(a)Company.  This Agreement shall not be assignable by the Bank or Corporation, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or Corporation which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Corporation.
(b)Employee.  Because the Company is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company; provided, however, that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereunto.
(c)Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
16.Amendments.  No amendments or additions to this Agreement shall be binding unless made in writing and signed by the Bank, the Corporation, and the Employee, except as herein otherwise specifically provided.
17.Applicable Law.  Except to the extent preempted by federal law, the laws of the State of Indiana, without regard to that State’s choice of law principles, shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance, or otherwise.
18.Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  Should any particular covenant, provision, or clause of this Agreement be held unreasonable or unenforceable for any reason, including without limitation, the time period, geographic area and/or scope of activity covered by such covenant, provision or clause, the Company and Employee acknowledge and agree that such covenant, provision or clause shall be given effect and enforced to whatever extent would be reasonable and enforceable under applicable law.
19.Entire Agreement.  This Agreement:  (a) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (b) constitutes the sole agreement between the parties with respect to this subject matter; provided, however, that the benefit plans and arrangements referred to in this Agreement are not superseded or replaced unless this Agreement specifically so states and such benefit plans and arrangements may be set forth in separate plan documents stating their terms.
20.Construction.  The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
21.Headings.  The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction or enforcement of this Agreement.
22.Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given (a) if hand delivered, upon delivery to the party, or (b) if mailed, two (2) days following deposit of the notice or communication with the United States Postal Service by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:	Norman L. Lowery 93 Allendale Terre Haute, Indiana 47802
If to the Bank:	First Financial Bank, N.A. Attn: Lead Independent Director One First Financial Plaza P.O. Box 540 Terre Haute, Indiana 47808-0540
If to First Financial Corporation:	First Financial Corporation Attn: Lead Independent Director One First Financial Plaza P.O. Box 540 Terre Haute, Indiana 47808-0540

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

23.Waiver.  The waiver by either party of a breach of any provision of this Agreement, or failure to insist upon strict compliance with the terms of this Agreement, shall not be deemed a waiver of any subsequent breach or relinquishment of any right or power under this Agreement.
24.Review and Consultation.  Employee acknowledges and agrees he (a) has read this Agreement in its entirety prior to executing it, (b) understands the provisions and effects of this

Agreement, and (c) has consulted with such attorneys, accountants, and financial or other advisors as he has deemed appropriate in connection with the execution of this Agreement.  Employee understands, acknowledges, and agrees that he has not received any advice, counsel, or recommendation with respect to this Agreement from the Company’s attorneys.
25.Survival.  Notwithstanding any termination of this Agreement or Employee’s employment Section 8 (and, if applicable, Section 10) shall remain in effect until all obligations and benefits resulting from termination of Employee’s employment during or upon expiration of the Term are satisfied.  In addition, Sections 1(b), 4(a), 4(b), 4(c), 6, 7, 9 and 11 through 25 shall survive termination of this Agreement or Employee’s termination and shall remain in effect for the periods specified therein or if no period is specified, until all obligations thereunder have been satisfied.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 20th day of October, 2023.

ATTEST /s/ David Poellot David Poellot, Vice President and Controller	FIRST FINANCIAL BANK, N.A. /s/ Rodger A. McHargue Rodger A. McHargue, SVP and Chief Financial Officer
ATTEST /s/ David Poellot David Poellot, Vice President and Controller	FIRST FINANCIAL CORPORATION /s/ Rodger A. McHargue Rodger A. McHargue, SVP and Chief Financial Officer
EMPLOYEE /s/ Norman L. Lowery Norman L. Lowery